Exhibit 99.11(a)

[Letterhead of Dechert LLP]

November 30, 2009

Morgan Stanley Commodities Alpha Fund

522 Fifth Avenue

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Commodities Alpha Fund (“Commodities Alpha”), a series of Morgan Stanley Series Funds, a Massachusetts business trust (“Series Funds”), in connection with Series Funds’ Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the transfer of substantially all of the assets of Morgan Stanley Natural Resource Development Securities Inc., a Maryland corporation (“National Resource”), to Commodities Alpha in exchange for the issuance of shares of beneficial interest of Commodities Alpha (the “Shares”) and the assumption of Natural Resource’s liabilities by Commodities Alpha pursuant to the terms of an Agreement and Plan of Reorganization to be entered into by and between Series Funds, on behalf of Commodities Alpha, and Natural Resource (the “Agreement”).  The number of Shares to be issued is to be determined as provided in Section 2.3 of the Agreement.

This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.  You have not asked for, and we do not offer, an opinion on any other matter or transaction, including any related to Commodities Alpha or its organization or operations, Natural Resource or its organization or operations, the Agreement and the transactions contemplated thereby or any other matter related thereto, except as specifically set forth below.

In connection with the opinions set forth herein, Commodities Alpha has provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Registration Statement; a copy of the Agreement; the By-Laws of Series Funds dated May 8, 2007 (the “By-Laws”); a copy of the most recent Statement of Additional Information of Commodities Alpha dated November 30, 2009; and a Certificate of the Secretary of Series Funds dated November 20, 2009 with respect to certain resolutions of the Board of Trustees and certain other factual matters.  In addition, we have reviewed and relied upon originals or copies, certified or otherwise identified to our satisfaction, of:  the Declaration of Trust of Series Funds, as amended, certified by the Secretary of The Commonwealth of Massachusetts; and a Certificate issued by the Secretary of The Commonwealth of Massachusetts dated November 19, 2009 with respect to Series Funds.  We have assumed that the By-Laws have been duly adopted by the Trustees.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of Commodities Alpha or Natural Resource on which we have relied for the purposes of this opinion are true and correct, and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.  Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.  When any opinion set forth below relates to the existence or standing of Commodities Alpha, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon and subject to the foregoing, we are of the opinion that:

1)              Series Funds has been duly formed and is validly existing as a business trust under the laws of The Commonwealth of Massachusetts, and Commodities Alpha is a validly existing series of Series Funds; and

2)              the Shares registered under the Securities Act in the Registration Statement when issued in accordance with the terms described in the Registration Statement and the Agreement will be legally issued, fully paid and non-assessable by Commodities Alpha (except for the potential liability of shareholders described in Commodities Alpha’s current Statement of Additional Information under the caption “Capital Stock and Other Securities”).

The opinion in paragraph 1 above as to the valid existence of Series Funds relies entirely upon and is limited by the Certificate of the Secretary of The Commonwealth of Massachusetts described above.

We are members of the bars of The Commonwealth of Massachusetts and the State of New York and express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the laws of the State of New York.  We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.  We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Dechert LLP
Dechert LLP